Exhibit 99.1

FOR IMMEDIATE RELEASE

B&G Foods, Inc. to Purchase Ortega® Brand

from Nestlé Prepared Foods Company

Parsippany, N.J., July 30, 2003 - B&G Foods, Inc., a leading manufacturer and distributor of high-quality, shelf-stable branded food products, today announced that it has signed an agreement to purchase the Ortega brand from Nestlé Prepared Foods Company, part of Nestlé USA. One of the most popular Mexican food brands in the U.S., the Ortega product line includes a full range of taco shells, sauces, seasoning, chiles, salsa and refried beans.

Financial terms of the transaction were not disclosed. The purchase, which is subject to customary closing conditions, is expected to be completed within 60 days.

"Ortega is an excellent match with B&G Foods' diversified portfolio of brands. Ortega is a high-quality product line with a strong market position that will fit seamlessly into our existing distribution channels," said David L. Wenner, Chief Executive Officer of B&G Foods. "We see opportunities to further strengthen the brand by applying our proven approach to marketing and selling shelf-stable brands to both existing and new customers."

Mr. Wenner continued, "This transaction also advances the strategy B&G Foods has pursued over the past six years: acquiring and enhancing high-quality, high-margin niche or specialty brands. With its 100-year heritage, Ortega will be right at home with our family of enduring brands that have been embraced by consumers for generations. Among them are Bloch & Guggenheimer (founded in 1886), B&M (1927), Brer Rabbit (1907), Joan of Arc (1895), Polaner (1880), Underwood (1870) and Wright's (1895)."

Ortega's manufacturing operations are expected to remain at the current facility in Stoughton, Wisconsin, which is included in the purchase. Excluded from the sale is a line of cheese products, dipping cups and dispensing units sold into the foodservice and club channels that Nestlé will retain and sell under the Ortega brand through a transitional license.

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B&G Foods, Inc. to Purchase Ortega® Brand	Page 2

About B&G Food, Inc.

B&G Foods, Inc. and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable branded food products including pickles and peppers, hot sauces, wine vinegar, maple syrup, molasses, snack foods, fruit spreads, pasta sauces, beans, ready-to-use spices, salad dressings and marinades. Based in Parsippany, N.J, the company's products are marketed under the following recognized brands: Ac'cent, B&G, B&M, Brer Rabbit, Emeril's, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Polaner, Red Devil, Regina, San Del, Ac'cent Sa-Son, Trappey's, Underwood, Up Country Organics, Vermont Maid, and Wright's.

About Nestlé USA

Named "America's Most Admired Food Company" in Fortune magazine for the sixth consecutive year, Nestlé USA provides quality brands and products that bring flavor to life every day. From healthy meals with Stouffer's Lean Cuisine, to baking traditions with Nestlé Toll House, to advancing life for pets with Purina, Nestlé USA makes delicious, convenient, and nutritious food and beverage products that enrich the very experience of life itself. That's what "Nestlé. Good Food, Good Life" is all about. Nestlé USA, with 2002 sales of $11.1 billion, includes Nestlé Brands Company, Nestlé Prepared Foods Company, and Nestlé Purina PetCare Company. Nestlé USA is part of Nestlé S.A. in Vevey, Switzerland -- the world's largest food company with sales of $57.6 billion. For product news and information, visit www.nestleusa.com or NestleNewsroom.com.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates" or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with the Securities and Exchange Commission.
Contacts:	Al J. Soricelli	Jeffrey Zack/Deborah Ardern-Jones
	B&G Foods, Inc.	Financial Dynamics
	973-401-6500	212-850-5600

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